Exhibit 99.1

G&K Services Reports Fiscal 2013 Second Quarter Results

G&K Achieves First of Its 10/10 Financial Goals

Quarterly Operating Margin Reaches 10 Percent, the Highest Level in a Decade

Earnings Per Share Grow 33 Percent to $0.68

G&K Increases Full-Year Revenue and Earnings Guidance

MINNEAPOLIS--(BUSINESS WIRE)--January 29, 2013--G&K Services, Inc. (NASDAQ: GK) today reported operating results for the second quarter of its fiscal year 2013, which ended on December 29, 2012. Second quarter revenue grew by 5.6 percent to $229.2 million, up from $217.1 million in last year’s second quarter, driven by solid growth in both rental operations and direct sales. Second quarter net earnings per diluted share grew 33 percent to $0.68, from earnings of $0.51 per diluted share in the prior-year period. The company’s quarterly operating margin improved to 10.0 percent, up from 7.8 percent in last year’s second quarter, reaching the highest level in ten years.

“Achieving our 10 percent operating margin goal is a tremendous accomplishment for our entire team,” said Douglas A. Milroy, Chief Executive Officer. “We have now more than doubled the company’s operating margin since we initiated our game plan. We’re as excited as ever about G&K’s future and continue to see opportunities to drive further operating margin expansion, earnings growth, and improvements in return on invested capital.”

Income Statement Review
Second quarter revenue from rental operations grew 5.6 percent to $207.9 million, up from $196.8 million in the prior-year quarter. The rental organic growth rate, which adjusts for the impact of currency exchange rate differences, acquisitions and divestitures, was 4.5 percent. The impact of currency exchange rate differences and acquisitions added 1.1 percent to rental operations growth during the quarter. Second quarter direct sales grew by 5.4 percent to $21.3 million, from $20.2 million in the prior-year.

Operating margin expanded to 10.0 percent, a 220 basis point improvement from the 7.8 percent margin in last year’s second quarter. The operating margin increase was primarily driven by increased operating leverage from revenue growth, productivity improvements in rental production and delivery, and improved direct sales gross margin. Selling and administrative costs were also lower as a percentage of revenue than in the prior-year. These improvements were partially offset by an expected increase in rental merchandise expense.

Net earnings also benefited from lower interest expense, which was $1.1 million, down from $1.6 million in the prior-year period, primarily due to a lower effective interest rate, partially offset by higher total debt. The effective tax rate was 39.2 percent, compared to 38.3 percent in last year’s second quarter. Diluted shares outstanding increased to 19.1 million, up from 18.7 million in the prior year.

Balance Sheet and Cash Flow
The company ended the second quarter with total debt, net of cash, of $196.6 million, and a debt to total capital ratio of 33.9 percent. Total stockholders’ equity at the end of the quarter was $429.5 million.

The company continued to generate strong cash flow. Cash provided by operating activities for the six months ended December 29, 2012 was $40.8 million, compared to $17.8 in the prior year. The stronger cash flow was primarily due to improvements in working capital, higher net income, and a lower contribution to the company’s pension plan than in the prior year, partially offset by higher tax payments in the current year. Capital expenditures for the first six months of the fiscal year were $18.0 million, consistent with the prior year period.

During the quarter the company completed an acquisition in its rental operations business. The acquisition is expected to deliver significant strategic benefits including expanding the company’s presence into new markets and providing synergies with its existing business. The acquisition extends G&K into five of the top one hundred North American markets which it did not previously serve.

Outlook
The company expects to drive continued performance gains in fiscal 2013, despite persistent weakness and uncertainty in the economy. The company is increasing its full-year revenue guidance to a range of $905 million to $915 million, up from the previously announced range of $890 million to $910 million. The company is also raising its full-year earnings guidance to a range of $2.50 to $2.60 per diluted share, up from the previously announced range of $2.25 to $2.45.

Conference Call Information
The company will host a conference call today at 10:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s web site at www.gkservices.com. A replay of the call will be available on the company’s web site through February 28, 2013.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has nearly 7,800 employees serving approximately 165,000 customers from 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s web site at www.gkservices.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended		For the Six Months Ended
(U.S. Dollars, in thousands, except per share data)	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011

REVENUES
Rental operations	$207,852	$196,832	$411,311	$390,833
Direct sales	21,322	20,232	40,291	35,954
Total revenues	229,174	217,064	451,602	426,787

OPERATING EXPENSES
Cost of rental operations	141,768	136,350	280,440	269,937
Cost of direct sales	15,554	16,252	29,887	28,167
Selling and administrative	48,996	47,508	98,871	96,254
Total operating expenses	206,318	200,110	409,198	394,358

INCOME FROM OPERATIONS	22,856	16,954	42,404	32,429
Interest expense	1,111	1,607	2,147	3,260
INCOME BEFORE INCOME TAXES	21,745	15,347	40,257	29,169
Provision for income taxes	8,524	5,881	15,142	11,410
NET INCOME	$13,221	$9,466	$25,115	$17,759

BASIC EARNINGS PER COMMON SHARE	$0.69	$0.51	$1.32	$0.96
DILUTED EARNINGS PER COMMON SHARE	$0.68	$0.51	$1.30	$0.95

Earnings available to common stockholders:
Net income	$13,221	$9,466	$25,115	$17,759
Less: Income allocable to participating securities	(205)	-	(380)	-
Earnings available to common stockholders	$13,016	$9,466	$24,735	$17,759

Weighted average number of shares outstanding, basic	18,841	18,493	18,761	18,462
Weighted average number of shares outstanding, diluted	19,099	18,660	19,024	18,635

Dividends declared per share	$0.195	$0.130	$0.390	$0.260

CONDENSED CONSOLIDATED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

(U.S. Dollars, in thousands)	December 29, 2012	June 30, 2012
ASSETS
Current Assets
Cash and cash equivalents	$23,715	$19,604
Accounts receivable, net	98,636	93,064
Inventories, net	174,441	178,226
Other current assets	11,621	12,239
Total current assets	308,413	303,133

Property, Plant, Equipment, net	195,387	187,840
Goodwill	336,746	325,336
Other Assets	61,516	57,422
Total assets	$902,062	$873,731

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$37,565	$41,358
Accrued expenses	65,232	69,902
Deferred income taxes	8,735	8,439
Current maturities of long-term debt	23,815	206
Total current liabilities	135,347	119,905

Long-Term Debt, net of Current Maturities	196,500	218,018
Deferred Income Taxes	14,321	5,473
Accrued Income Taxes	11,478	11,339
Pension Withdrawal Liability	23,550	23,562
Other Noncurrent Liabilities	91,385	92,375
Stockholders' Equity	429,481	403,059
Total Liabilities and stockholders' equity	$902,062	$873,731

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Six Months Ended
	December 29,	December 31,
(U.S. Dollars, in thousands)	2012	2011
Operating Activities:
Net income	$25,115	$17,759
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	16,066	17,153
Deferred income taxes	5,588	5,257
Share-based compensation	2,673	2,128
Changes in current operating items, exclusive of acquisitions
Accounts receivable and prepaid expenses	(3,512)	(3,679)
Inventories	6,038	(13,312)
Accounts payable and other accrued expenses	(9,341)	(1,011)
Other	(1,786)	(6,516)
Net cash provided by operating activities	40,841	17,779
Investing Activities:
Property, plant and equipment additions, net	(17,952)	(18,025)
Acquisition of business, net of cash	(18,663)	-
Net cash used for investing activities	(36,615)	(18,025)
Financing Activities:
Payments of long-term debt	(184)	(402)
Proceeds from (Payments on) revolving credit facilities, net	2,275	(3,900)
Cash dividends paid	(7,447)	(4,891)
Net Issuance of common stock, under stock option plans	5,677	799
Purchase of common stock	(734)	(614)
Net cash used for financing activities	(413)	(9,008)
Increase (Decrease) in Cash and Cash Equivalents	3,813	(9,254)
Effect of Exchange Rates on Cash	298	(123)

Cash and Cash Equivalents:
Beginning of period	19,604	22,974
End of period	$23,715	$13,597

CONTACT:
G&K Services, Inc.
Jeff Huebschen, 952-912-5773
Director, Investor Relations
jeff.huebschen@gkservices.com